Exhibit 10.1

AMENDED CHANGE OF CONTROL
EMPLOYMENT AGREEMENT

This Amended Change of Control Employment Agreement (the “Amended Agreement”) by and between Energizer Holdings, Inc. (the “Company”), a Missouri corporation, and ________ (“Executive”),

WITNESSETH:

WHEREAS, the Company, on behalf of itself, its subsidiaries and its stockholders, and any successor or surviving entity, wishes to encourage Executive’s continued service and dedication in the performance of his duties, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) believes that the prospect of a pending or threatened Change of Control inevitably creates distractions and personal risks and uncertainties for its executives, and that it is in the best interests of Company and its stockholders to minimize such distractions to certain executives, and the Board further believes that it is in the best interests of the Company to encourage its executives’ full attention and dedication to their duties, both currently and in the event of any threatened or pending Change of Control; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued retention of certain members of the Company’s management, including Executive, and the attention and dedication of management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control.

NOW, THEREFORE, in order to induce Executive to remain in the employ of the Company and in consideration of his continued service to the Company, the Company agrees that Executive shall receive the benefits set forth in this Amended Agreement in the event that Executive’s employment with the Company is terminated subsequent to a Change of Control in the circumstances described herein, and the parties further agree as follows:

I.        Definitions.

          The meaning of each defined term that is used in this Amended Agreement is set forth below.

    (a)   AAA.  The American Arbitration Association.

    (b)   Accounting Firm.  The meaning of this term is set forth in Subsection IV(f)(ii).

    (c)   Additional Pay.  The meaning of this term is set forth in Subsection IV(b).

    (d)   After-Tax Amount.  The meaning of the term is set forth in Subsection IV(f)(i).

    (e)   After-Tax Floor Amount.  The meaning of this term is set forth in Subsection IV(f)(i).

    (f)    Agreement Payments.  The meaning of this term is set forth in Subsection IV(f).

    (g)   Beneficiaries.  The meaning of this term is set forth in Subsection VI(b).

    (h)   Board.  The meaning of this term is set forth in the second WHEREAS clause of this Amended Agreement.

    (i)    Business Combination.  The meaning of this term is set forth in Subsection I(k)(iii).

    (j)    Cause.  For purposes of this Amended Agreement, “Cause” shall mean Executive’s willful breach or failure to perform his/her employment duties.  For purposes of this Subsection I(j), no act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.  Notwithstanding the foregoing, Executive’s employment shall not be treated as having been terminated for Cause unless the Company delivers to Executive, prior to or at Termination of Employment, a certificate of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive has engaged in such willful conduct and specifying the details of such willful conduct.

           (k)           Change of Control.  For purposes of this Amended Agreement, a “Change of Control” shall be deemed to have occurred if there is a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

(i)
any “person” (as such term is used in Sections 13(d) and 14(d)(2) as currently in effect, of the Exchange Act) is or becomes a “beneficial owner” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act), directly or indirectly, of securities representing twenty percent (20%) or more of the total voting power of all of the Company’s then outstanding voting securities.  For purposes of this Amended Agreement, the term “person” shall not include:  (A) the Company or any of its Subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, or (C) an underwriter temporarily holding securities pursuant to an offering of said securities;

(ii)
during any period of two (2) consecutive calendar years, individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii)
the stockholders of the Company approve a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination:  (i) all or substantially all of the individuals and entities who were the “beneficial owners” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act) of the outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, securities representing more than fifty percent (50%) of the total voting power of the then outstanding voting securities of the corporation resulting from such Business Combination or the parent of such corporation (the “Resulting Corporation”); (ii) no “person” (as such term is used in Section 13(d) and 14(d)(2), as currently in effect, of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Resulting Corporation, is the “beneficial owner” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act), directly or indirectly, of voting securities representing twenty percent (20%) or more of the total voting power of then outstanding voting securities of the Resulting Corporation; and (iii) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Business Combination;

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company;

(v)	a Section 409A Change of Control; or

(vi)	any other event that a simple majority of the Board, in its sole discretion, shall determine constitutes a Change of Control.

           (l)           Code.  For purposes of this Amended Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended.

           (m)         Company.  The meaning of this term is set forth in the first paragraph of this Amended Agreement and in Subsection VI(a).

           (n)           Controlled Group.  For purposes of this Amended Agreement, “Controlled Group” shall mean a group including any corporation or other business entity that from time to time is, along with the Company, a member of a controlled group of businesses, as defined in sections 414(b) and 414(c) of the Code, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such test. A corporation or other business entity ceases to be a member of the Controlled Group when a sale or other disposition causes it to fall outside the definition of the term Controlled Group.

           (o)           Disability.  For purposes of this Amended Agreement, “Disability” shall mean an illness, injury or similar incapacity which 52 weeks after its commencement, continues to render Executive unable to perform the material and substantial duties of Executive’s position or any substantially similar occupation or substantially similar employment for which Executive is qualified or may reasonably become qualified by training, education or experience.  Any question as to the existence of a Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, by any adult member of Executive’s immediate family or Executive’s legal representative), and approved by the Company, such approval not to be unreasonably withheld.  The determination of such physician made in writing to both the Company and Executive shall be final and conclusive for all purposes of this Amended Agreement.

           (p)           Employer.  For purposes of this Amended Agreement, “Employer” shall mean the Company or the Subsidiary, as the case may be, with which Executive has an employment relationship.

           (q)           Exchange Act.  This term shall have the meaning set forth in Subsection I(k).

           (r)           Executive.  This term shall have the meaning set forth in the first paragraph of this Amended Agreement.

           (s)           Excise Tax.  This term shall have the meaning set forth in Subsection IV(f)(i).

           (t)           Floor Amount.  This term shall have the meaning set forth in Subsection IV(f)(i).

           (u)           Good Reason.  For purposes of this Amended Agreement, “Good Reason” shall mean the occurrence, without Executive’s prior express written consent, of any of the following circumstances:

(i)
The assignment to Executive of any duties inconsistent with Executive’s status or responsibilities as in effect immediately prior to a Change of Control, including imposition of travel obligations which differ materially from required business travel immediately prior to the Change of Control;

(ii)
(A) A reduction in Executive’s annual base salary as in effect immediately before the Change of Control; or (B) the failure to pay a bonus award to which Executive is entitled under any short-term incentive plan(s) or program(s), any long-term incentive plan(s) or program(s), or any other incentive compensation plan(s) or program(s) of Company in which Executive participated immediately prior to the time of the Change of Control;

(iii)
A change in the principal place of Executive’s employment, as in effect immediately prior to the Change of Control to a location more than fifty (50) miles distant from the location of such principal place at such time;

(iv)
The failure by the Company to offer Executive participation in incentive compensation or stock or stock option plans on at least a substantially equivalent basis, both in terms of the nature and amount of benefits provided and the level of Executive’s participation, as is then being provided by the Company to similarly situated peer executives of the Company;

(v)
(A) Except as required by law, the failure by the Company to offer Executive benefits on at least a substantially equivalent basis, in the aggregate, to those then being provided by the Company to similarly situated peer executives of the Company under the qualified and non-qualified employee benefit and welfare plans of the Company, including, without limitation, any pension, deferred compensation, life insurance, medical, dental, health and accident, disability, retirement or savings plan(s) or program(s) offered by the Company; (B) the taking of any action by the Company that would, directly or indirectly, materially reduce or deprive Executive of any other perquisite or benefit then being offered by the Company to similarly situated peer executives of the Company (including, without limitation, Company-paid and/or reimbursed club memberships, financial counseling fees and the like); or (C) the failure by the Company to treat Executive under the Company’s vacation policy, past practice or special agreement in the same manner and to the same extent as then being provided by the Company to similarly situated peer executives of the Company;

(vi)
The failure of the Company to obtain a satisfactory written agreement from any successor prior to consummation of the Change of Control to assume and agree to perform this Amended Agreement, as contemplated in Subsection VI(a); or

(vii)
Any purported Termination of Employment by the Company of Executive that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection III(c) or, if applicable, Subsection I(j).  For purposes of this Amended Agreement, no such purported Termination of Employment shall be effective except as constituting Good Reason.

Executive’s continued employment with the Company or any Subsidiary shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.  Any good faith determination of “Good Reason” made by the Executive shall be conclusive for purposes of this Amended Agreement.

    (v)    Gross-Up Payment.  The meaning of this term is set forth in Subsection IV(f)(i).

    (w)    Notice of Termination.  The meaning of this term is set forth in Subsection III(c).

    (x)    Other Payments.  The meaning of this term is set forth in Subsection IV(f)(i).

    (y)     Payments.  The meaning of this term is set forth in Subsection IV(f)(i).

    (z)    Resulting Corporation.  The meaning of this term is set forth in Subsection I(k)(iii).

    (aa)    Retirement.  For purposes of this Amended Agreement, “Retirement” shall mean Executive’s voluntary Termination of Employment with the Company, other than for Good Reason, and in accordance with the Company’s retirement policy generally applicable to its employees or in accordance with any prior or contemporaneous retirement agreement or arrangement between Executive and the Company.

    (bb)    Section 409A Change of Control.  For purposes of this Amended Agreement, “Section 409A Change of Control” shall mean:

               (i)  The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.  Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company , the acquisition of additional stock by the same person or persons will not constitute a Change of Control.;

    (ii) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company. Notwithstanding the above if any person or more than one person acting as a group is considered to own 30% or more the total fair market value or total voting power of the stock of the Company , the acquisition of additional stock by the same person or persons will not constitute a Change of Control.;

    (iii)  A majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election;

    (iv)  One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code.

    (cc)    Severance Bonus Amount.  For purposes of this Amended Agreement, “Severance Bonus Amount” means an amount determined by averaging the percentages of Executive’s base salary which were actually awarded to Executive as incentive bonuses under short-term incentive plans of the Company or any of its Subsidiaries for the five most recently completed fiscal years prior to the fiscal year in which the Change of Control occurs, and multiplying such average percentage by the greater of (A) Executive’s annual base salary in effect immediately prior to the Termination of Employment, or (B) Executive’s annual base salary in effect as of the date of the Change of Control.  If Executive was not employed by the Company or any of its Subsidiaries for the entire five-year period, the average shall be determined only for those years during which Executive was so employed.

    (dd)    Subsidiary.  For purposes of this Amended Agreement, “Subsidiary” shall mean any corporation of which fifty percent (50%) or more of the voting stock is owned, directly or indirectly, by the Company.

    (ee)    Target Bonus.  For purposes of this Amended Agreement, “Target Bonus” means the assigned bonus target for the Executive under any short-term incentive plan(s) of the Company, multiplied by his or her base salary, for the relevant fiscal year.  If the Executive’s base salary is changed during the relevant fiscal year, the Target Bonus shall be calculated by multiplying the Executive’s assigned bonus target by the highest base salary in effect during that fiscal year.

    (ff)    Termination Notice Date.  For purposes of this Amended Agreement, “Termination Notice Date” shall mean:

(i)	In the case of Executive’s Termination of Employment because of Disability, thirty (30) calendar days in advance of Executive’s Termination of Employment; and

(ii)
In the case of Executive’s Termination of Employment for Cause, a date not be less than thirty (30) calendar days in advance of Executive’s Termination of Employment and, in the case of Executive’s Termination of Employment for Good Reason, a date not be less than thirty (30) calendar days nor more than sixty (60) calendar days in advance of Executive’s Termination of Employment.

(gg)
Termination of Employment. For purposes of this Amended Agreement, “Termination of Employment” shall mean Executive’s separation from service with the Employer and all other members of the Controlled Group, as the term “separation from service” is defined in IRS regulations under Section 409A of the Code (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences up to six months where there is a reasonable expectation the Employee will return).

II.           Term of Agreement.

           (a)           General.  Upon execution by Executive, this Amended Agreement shall commence effective as of January 28, 2008.  This Amended Agreement shall continue in effect through May 1, 2011; provided, however, that commencing on May 1, 2009, and every May 1 thereafter, the term of this Amended Agreement shall automatically be extended for an additional year unless, not later than ninety (90) calendar days prior to the date on which this Amended Agreement otherwise automatically would be extended, the Company shall have given notice to Executive that it does not wish to extend this Amended Agreement; provided further, however, that if a Change of Control shall have occurred during the original or any extended term of this Amended Agreement, this Amended Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which the Change of Control occurred.

           (b)           Disposition of Employer.  In the event Executive is employed by a Subsidiary, the terms of this Amended Agreement shall expire if such Subsidiary is sold or otherwise disposed of prior to the date on which a Change of Control occurs, unless Executive continues in employment with the Controlled Group after such sale or other disposition.  If Executive’s Employer is sold or disposed of on or after the date on which a Change of Control occurs, this Amended Agreement shall continue through its original term or any extended term then in effect.

           (c)           Deemed Change of Control.  If Executive’s Termination of Employment occurs prior to the date on which a Section 409A Change of Control occurs, and such Termination of Employment was at the request of a third party who has taken steps to effect a Section 409A Change of Control, or otherwise was in connection with the Section 409A Change of Control, then for all purposes of this Amended Agreement, a Section 409A Change of Control shall be deemed to have occurred prior to such Termination of Employment.

           (d)           Expiration of Agreement.  No termination or expiration of this Amended Agreement shall affect any rights, obligations or liabilities of either party that shall have accrued on or prior to the date of such termination or expiration.

III.           Benefits Following Change of Control.

           (a)           Prorated Payout of Short Term Bonus.  If a Change of Control shall have occurred, Executive shall be entitled to, immediately upon the date of the Change of Control, payment in full of Executive’s prorated bonus for the fiscal year in which the Change of Control occurs.  The prorated bonus amount shall be calculated as Executive’s Target Bonus for the fiscal year in which the Change of Control occurs, or, if greater, the actual bonus awarded to Executive under any short-term incentive plan(s) of the Company for the fiscal year immediately preceding the fiscal year in which the Change of Control occurs, divided by 365 and multiplied by the number of calendar days in said year immediately up to the day on which the Change of Control occurs. The payment described in this section III(a) shall be subject to any valid deferral election which was made prior to that time by the Executive under any Company qualified pension plan, nonqualified pension plan, 401(k), excess 401(k) or non-qualified deferred compensation plan then in effect. The payment of such prorated short-term bonus shall also be taken into consideration for purposes of computation of benefits under any qualified and/or nonqualified employee pension benefit plans or employee welfare benefit plans then maintained by the Company, and, if applicable, any agreement entered into between the Executive and the Company which is then in effect, in accordance with the terms and conditions of such plans and/or agreements.

           (b)           Entitlement to Benefits Upon Termination of Employment.  If a Change of Control shall have occurred, Executive shall be entitled to, in addition to the benefits described in Subsection III(a), the benefits provided in Section IV hereof upon his/her subsequent Termination of Employment within three (3) years after the date of the Change of Control unless such Termination of Employment is (i) a result of Executive’s death or Retirement, (ii) for Cause, (iii) a result of Executive’s Disability, or (iv) by Executive other than for Good Reason.  For purposes of Executive’s entitlement to benefits under Section IV of this Amended Agreement, “Termination of Employment” shall be limited to a Termination of Employment that is not as a result of Executive’s death, Retirement or Disability and (x) if by the Company, is not for Cause, or (y) if by Executive, is for Good Reason.

           (c)           Notice of Termination.  Any purported Termination of Employment by either the Company or Executive shall be communicated on the Termination Notice Date by written Notice of Termination to the other party hereto in accordance with Section VIII.  For purposes of this Amended Agreement, a “Notice of Termination” shall mean a written notice that indicates the specific provision(s) of this Amended Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Executive’s Termination of Employment under the provision(s) so indicated.  If Executive’s Termination of Employment shall be for Cause or by Executive for other than Good Reason, the Company shall pay Executive his/her full base salary through the Termination of Employment at the salary level in effect at the time Notice of Termination is given and shall pay any amounts to be paid to Executive pursuant to any other compensation or stock or stock option plan(s), program(s) or employment agreement(s) then in effect, at the time such payments are due under such plan(s), program(s) or agreement(s), and the Company shall have no further obligations to Executive under this Amended Agreement.

           If within thirty (30) calendar days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the grounds for Termination of Employment, then, amounts will be treated as paid upon Termination of Employment if paid on the date on which the dispute is finally resolved, whether by mutual written agreement of the parties or by a decision rendered pursuant to Section XI; provided that such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.  In the event such dispute involves nonpayment of benefits under this Agreement, Executive must take further enforcement efforts within the period specified in Regulation §1.409A-3(g) in order to demonstrate reasonable diligence (generally within 180 days of the latest date on which payment could have been timely made absent such dispute).  Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his/her full compensation including, without limitation, base salary, bonus, incentive pay and equity grants, in effect when the notice of the dispute was given, and continue Executive’s participation in all benefits plans or other perquisites in which Executive was participating, or which Executive was enjoying, when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved, provided that any amounts subject to Section 409A shall not commence to be paid until the sixth month anniversary of Executive’s Termination of Employment.  Amounts paid under this Subsection III(c) are in addition to and not in lieu of all other amounts due to Executive under this Amended Agreement and shall not be offset against or reduce any other amounts due to Executive under this Amended Agreement.

IV.           Compensation Upon a Termination of Employment.

Following a Change of Control, upon Executive’s Termination of Employment, Executive shall be entitled to the following benefits, provided that such Termination of Employment occurs during the three (3) year period immediately following the date of the Change of Control, and such Termination of Employment is not as a result of Executive’s death, Retirement or Disability and (x) if by the Company, is not for Cause, or (y) if by Executive, is for Good Reason:

           (a)           Accelerated Vesting of Equity Awards.  All unvested stock options and restricted stock and stock equivalent awards, including performance awards, that have been granted or sold to the Executive by the Company and which have not otherwise vested, shall immediately accelerate and vest in the manner and to the extent such awards would vest under the terms of the individual award agreements with respect to each of those equity awards as if a change of control, as defined in those individual award agreements, had occurred, notwithstanding that the definition of a change of control set forth in those award agreements may differ from the definition of Change of Control set forth in this Agreement, and notwithstanding that the terms of individual award agreements might otherwise provide for forfeiture of those awards upon Executive’s Termination of Employment. With respect to stock equivalents, the acceleration and vesting described in this Subsection IV(a) shall be subject to any valid deferral election which was made prior to that time by the Executive under any Company non-qualified deferred compensation plan, program or permitted deferral arrangement then in effect. If Executive does not incur a Termination of Employment following a Change of Control, nothing herein shall be deemed to revise or amend the terms of the individual award agreements with respect to such equity awards.

           (b)           Standard Benefits.  The Company shall pay Executive his/her full base salary through Termination of Employment at the rate in effect at the time the Notice of Termination is given, no later than the second business day following Termination of Employment, plus all other amounts to which Executive is entitled under any compensation plan(s) or program(s) of the Company applicable to Executive at the time such payments are due under such plan(s) or program(s).  Without limitation, amounts payable pursuant to this Subsection IV(b) shall include, pursuant to the express terms of any short-term incentive plan(s) in which Executive participates or otherwise, Executive’s Target Bonus for the then-current fiscal year, pro-rated to Termination of Employment.  If Termination of Employment shall fall within the same short-term incentive period, as set forth by the express terms of any of the short-term incentive plan(s) in which Executive participates or otherwise, as of the Change of Control Date, and Executive has previously received the prorated bonus amount as described in Subsection III(a), then Executive shall be paid the difference between the prorated bonus amount as described here in Subsection IV(b) and the prorated bonus amount described in Subsection III(a).

           (c)           Additional Benefits.  The Company shall pay to Executive as additional pay (“Additional Pay”), the product of three (3) multiplied by the sum of (x) the greater of (i) Executive’s annual base salary in effect immediately prior to the Termination of Employment, or (ii) Executive’s annual base salary in effect as of the date of the Change of Control, and (y) Executive’s Severance Bonus Amount.  The Company shall pay the Additional Pay to Executive in a lump sum, in cash, on the sixth month anniversary of Executive’s Termination of Employment.  Subject to the provisions of Section XIII, the Company shall maintain for Executive all such perquisites and fringe benefits enjoyed by Executive immediately prior to Termination of Employment as are approved in writing by the Company’s Chief Executive Officer for such period as is specified in such writing. The payment described in this section IV(c) shall not be deemed to be regular compensation which is subject to any deferral elections made by the Executive, or Company matching contributions, under any qualified pension plan, nonqualified pension plan, 401(k), excess 401(k) or nonqualified deferred compensation plan then maintained by the Company. Except as specifically set forth in section IV(d) below, such payment shall not be taken into consideration for purposes of computation of benefits under any qualified and/or non-qualified employee pension benefit plans or employee welfare benefit plans then maintained by the Company, and, if applicable, any agreement entered into between the Executive and the Company which is then in effect.

           (d)           Retirement Plan Benefits.  If not already vested, Executive shall be deemed fully vested as of his or her Termination of Employment in any Company retirement plan(s) or other written agreement(s) between Executive and the Company relating to pay or other retirement income benefits upon retirement in which Executive was a participant, party or beneficiary immediately prior to the Change of Control, and any additional plan(s) or agreement(s) in which such Executive became a participant, party or beneficiary thereafter.  In addition to the foregoing, for purposes of determining the amounts to be paid to Executive under such plan(s) or agreement(s), the years of service with the Company and the age of Executive under all such plans and agreements shall be deemed increased by thirty-six (36) months.  For purposes of this Subsection IV(d), the term “plan(s)” includes, without limitation, the Company’s qualified pension plan, non-qualified pension plans, 401(k) plans and excess 401(k) plans, and any companion, successor or amended plan(s), and the term “agreement(s)” encompasses, without limitation, the terms of any offer letter(s) leading to Executive’s employment with the Company where Executive was a signatory thereto, any written amendment(s) to the foregoing and any subsequent agreements on such matters.  In the event the terms of the plans referenced in this Subsection IV(d) do not for any reason coincide with the provisions of this Subsection IV(d) (e.g., if plan amendments would cause disqualification of qualified plans), Executive shall be entitled to receive from the Company, under the terms of this Amended Agreement, an amount equal to all amounts Executive would have received, had all such plans continued in existence as in effect on the date of this Amended Agreement after being amended to coincide with the terms of this Subsection IV(d), payable in 36 monthly installments, commencing on the first day of the month immediately following the sixth-month anniversary of Executive’s Termination of Employment.

           (e)           Health and Other Benefits.

                      (i)  For a period of thirty-six (36) months after Termination of Employment, the Company shall continue health, vision, dental, life insurance and long-term disability benefits, including executive benefits, to Executive and/or Executive’s family as if Executive’s employment with the Company had not been terminated as of Termination of Employment, in accordance with the Company’s then-current plans, programs, practices and policies on terms and conditions (including the level of benefits, deductibles and employee payments for such benefits) not less favorable than those which are then being provided to peer executives of the Company. The full cost of health and dental coverage, less the portion of the cost that the Executive is required to pay for such benefits pursuant to the Company’s health and dental plan or program, will be included in Executive’s taxable income. The amount paid under this Section IV(e)(i) during a taxable year of Executive may not impact the amount paid by the Company under this Section IV(e)(i) during any other taxable year.

                      The Company will also pay Executive an amount equal to any federal, state and local taxes due on such taxable income such that Executive will be in tax-equivalent position after such payments to what Executive would have been in had Executive paid the full cost of the coverage. Such amount will be paid to the Executive on the later of (i) the due date for the Executive’s tax return for the taxable year in which such taxable income is reported, and (ii) the sixth month anniversary of Executive’s Termination of Employment. In no event shall such amount be paid later than the end of Executive’s taxable year next following the taxable year in which such taxes are remitted to the applicable taxing authority.

                      (ii)  If pursuant to the terms and conditions of any such health or welfare plan or program, the Company is not able to continue Executive’s and/or Executive’s family participation in the plan or program for all or any portion of such thirty-six (36) month period, the Company will reimburse Executive for the cost of insurance for any such benefit for Executive and/or Executive’s family, for such period as such benefits are not able to be continued pursuant to a plan or program of the Company, less the amount that would have been paid by Executive for such benefits pursuant to the Company’s plan or program. Such amount will be payable in 36 monthly installments, commencing on the first day of the month immediately following Executive’s Termination of Employment. In the event that Executive and the Company cannot agree upon the amount of such payments described in the previous two sentences, they shall mutually agree upon an independent third-party benefits consultant who shall determine, after an opportunity for both Executive and the Company to present evidence, the amount of such payments which shall be made, which determination shall be binding upon Executive and the Company, absent manifest error.

                      In the event that the Executive, at the time of a Change of Control, is not eligible to participate as a retiree in the Company’s health and dental plans, including executive plans, the Company shall immediately cause the eligibility requirements for participation as a retiree in such plans to be revised or waived so that Executive shall be entitled to participate as a retiree following Executive’s Termination of Employment and the continuation of benefits period described in the preceding paragraph.

           (f)           Alternatives in the Event of Excise Tax.

    (i)  In the event any payment(s) or the value of any benefit(s) received or to be received by Executive in connection with Executive’s Termination of Employment or contingent upon a Change of Control (whether received or to be received pursuant to the terms of this Amended Agreement (the “Agreement Payments”) or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a Change of Control, or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a Change of Control, will become affiliated with any of them) (“Other Payments” and, together with the Amended Agreement Payments, the “Payments”)), are determined, under the provisions of Subsection IV(f)(ii), to be subject to an excise tax imposed by Section 4999 of the Code (any such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined in this Subsection IV(f)(i), the Company shall pay to Executive an additional amount such that the net amount retained by Executive, after any federal, state, and local income and employment tax and Excise Tax payable by Executive upon the Payment(s) provided for by this Subsection IV(f)(i), and any interest, penalties or additions to tax payable by Executive with respect thereto shall be equal to the Excise Tax imposed on the Payments (the “Gross-Up Payment(s)”).  The intent of the parties is that the Company shall be responsible in full for, and shall pay, any and all Excise Tax on any Payments and Gross-Up Payment(s) and any income and all excise and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment(s) as well as any loss of deduction caused by or related to the Gross-Up Payment(s). Notwithstanding the above, however, and any other provision of this Agreement, if the After-Tax Amount (as defined below) of the aggregate of the Payments and the Gross-Up Payments that would, but for the provisions of this sentence, be payable to Executive, does not exceed 110% of the After-Tax Floor Amount (as defined below), then no Gross-Up Payment shall be made to Executive, and the aggregate amount of the Agreement Payments payable to Executive shall be reduced to the largest amount which would both (i) not cause any Excise Tax to be payable by Executive, and (ii) not cause any Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision thereto). For purposes of this Agreement: (i) “After-Tax Amount” means the portion of a specified amount that would remain after payment of all Excise Taxes, income taxes, payroll and withholding taxes, and other applicable taxes paid or payable by Executive in respect of such specified amount; (ii) “Floor Amount” means the greatest pre-tax amount of Payments that could be paid to Executive without causing Executive to become liable for any Excise Taxes in connection therewith; and (iii) “After-Tax Floor Amount” means the After-Tax Amount of the Floor Amount.

               If there is a determination that the Agreement Payments payable to Executive must be reduced pursuant to the penultimate sentence of the immediately preceding paragraph, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof and of the amount to be reduced. Executive may then elect, in Executive’s sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced as long as after such election the aggregate present value of the Agreement Payments equals the largest amount that would both (i) not cause any Excise Tax to be payable by Executive, and (ii) not cause any Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision thereto). Executive shall advise the Company in writing of Executive’s election within ten (10) days of Executive’s receipt of such notice from the Company. If no election is made by Executive within the ten-day period, the Company may elect which and how much of the Agreement Payments shall be eliminated or reduced as long as after such election the aggregate present value of the Agreement Payments equals the largest amount that would both (i) not cause any Excise Tax to be payable by Executive, and (ii) not cause any Payments to be nondeductible by the Company by reason of Section 280G of the Code (or any successor provision thereto). For purposes of this paragraph, present value shall be determined in accordance with Code Section 280G(d)(4).

    (ii)  All determinations required to be made under this Subsection IV(f), including, without limitation, whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and whether the aggregate amount of Agreement Payments shall be reduced, and the assumptions to be utilized in arriving at such determinations, unless otherwise set forth in this Amended Agreement, shall be made by a nationally recognized certified public accounting firm selected by the Company and reasonably acceptable to Executive (the “Accounting Firm”).  For purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on his or her Termination of Employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  The Company shall cause the Accounting Firm to provide detailed supporting calculations to the Company and Executive within fifteen (15) business days after notice is given by Executive to the Company that any or all of the Payments have occurred, or such earlier time as is requested by the Company.  Within two (2) business days after such notice is given to the Company, the Company shall instruct the Accounting Firm to timely provide the data required by this Subsection IV(f)(ii) to Executive.  All fees and expenses of the Accounting Firm shall be paid in full by the Company.  Any Gross-Up Payment as determined pursuant to this Subsection IV(f)(ii), net of applicable withholding taxes, shall be paid by the Company to the Executive on the later of (i) five (5) business days after receipt of the Accounting Firm’s determination, or (ii) the sixth-month anniversary of Executive’s Termination of Employment.  In no event shall such amount be paid later than the date for the Executive’s remittance of such taxes to the applicable taxing authority.  If the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Executive, the Accounting Firm shall furnish Executive with a written opinion that failure to disclose or report the Excise Tax on Executive’s federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive in the absence of material mathematical or legal error.  As a result of the uncertainty in the application of Section 4999 of the Code at the time the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company that should have been made or that Gross-Up Payments will have been made that should not have been made, in each case, consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Subsection IV(f)(iii) below and Executive is thereafter required to make a payment of any Excise Tax or any interest, penalties or addition to tax related thereto, the Accounting Firm shall determine the amount of underpayment of Excise Taxes that has occurred and any such underpayment and interest, penalties or addition to tax shall be paid by the Company to Executive along with such additional amounts described in Section IV (f)(i) on the later of (i) five (5) business days after receipt of the Accounting Firm’s determination, or (ii) the sixth-month anniversary of Executive’s Termination of Employment.  In no event shall such amount be paid later than the date for the Executive’s remittance of such taxes to the applicable taxing authority.  In the event the Accounting Firm determines that an overpayment of Gross-Up Payment(s) has occurred, Executive shall be required to reimburse the Company for such overpayment; provided, however, that Executive shall have no duty or obligation whatsoever to reimburse the Company if Executive’s receipt of the overpayment, or any portion thereof, is included in Executive’s income and Executive’s reimbursement of the same is not deductible by Executive for federal and state income tax purposes.

    (iii)           Executive shall notify the Company in writing of any claim of which Executive is aware by the Internal Revenue Service or state or local taxing authority, that, if successful, would result in any Excise Tax or an underpayment of any Gross-Up Payment(s).  Such notice shall be given as soon as practicable but no later than fifteen (15) business days after Executive is informed in writing of the claim by the taxing authority and Executive shall provide written notice of the Company of the nature of the claim, the administrative or judicial appeal period, and the date on which any payment of the claim must be paid.  Executive shall not pay any portion of the claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any amount under the claim is due).  If the Company notifies Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest the claim, Executive shall:

give the Company any information reasonably requested by the Company relating to the claim;

take such action in connection with contesting the claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation concerning the claim by an attorney selected by the Company who is reasonably acceptable to Executive; and

cooperate with the Company in good faith in order to effectively contest the claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and attorneys’ fees) incurred in such contests and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed as a result of such representation.  Without limitation upon the foregoing provisions of this Subsection IV(f)(iii), except as provided below, the Company shall control all proceedings concerning such contest and, in its sole opinion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority pertaining to the claim.  At the written request of the Company and upon payment to Executive of an amount at least equal to any amount necessary to obtain the jurisdiction of the appropriate taxing authority and sue for a refund, Executive agrees to prosecute in cooperation with the Company any contest of a claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company requests Executive to pay the claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed on such advance or for any imputed income on such advance.  Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of Executive which is the subject of the claim is to be limited solely to the claim.  Furthermore, the Company’s control of the contest shall be limited to issues for which a Gross-Up Payment would be payable hereunder.  Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    (iv)  If after the receipt by Executive of an amount advanced by the Company pursuant to Subsection IV(f)(iii) above, Executive receives any refund of a claim or any additional amount that was necessary to obtain jurisdiction, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Subsection IV(f)(iii) above, a determination is made that Executive shall not be entitled to any refund of the claim, and the Company does not notify Executive in writing of its intent to contest such denial of refund of a claim prior to the expiration of thirty (30) calendar days after such determination, then the portion of such advance attributable to a claim shall be forgiven by the Company and shall not be required to be repaid by Executive.  The amount of such advance attributable to a claim shall offset, to the extent thereof, the amount of the underpayment required to be paid by the Company to Executive.

           (g)           Legal Fees and Expenses.  The Company shall pay to Executive all legal fees and expenses as and when incurred by Executive in connection with this Amended Agreement, including all such fees and expenses, if any, incurred in contesting or disputing any Termination of Employment or in seeking to obtain or enforce any right or benefit provided by this Amended Agreement, regardless of the outcome, unless, in the case of a legal action brought by or in the name of Executive, a decision is rendered pursuant to Section XI, or in any other proper legal proceeding, that such action was not brought by Executive in good faith.   Such reimbursements shall be made no later than the last day of the calendar year following the calendar year in which the expenses were incurred.

           (h)           No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Section IV by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section IV be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement or other benefits received from whatever source after his or her Termination of Employment or otherwise, except as specifically provided in this Section IV.  The Company’s obligation to make payments to Executive provided for in this Amended Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or Employer may have against Executive or other parties.

V.    Death and Disability Benefits.

In the event of the death or Disability of Executive after a Change of Control, Executive, or in the case of death, Executive’s Beneficiaries (as defined below in Subsection VI(b)), shall receive the benefits to which Executive or his/her Beneficiaries are entitled under this Amended Agreement and any and all retirement plans, pension plans, disability policies and other applicable plans, programs, policies, agreements or arrangements of the Company.

VI.    Successors; Binding Agreement.

           (a)           Obligations of Successors.  The Company will require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Amended Agreement in the same manner and to the same extent that the Company is required to perform it.  Accordingly, this Agreement shall be binding upon such successor or assignee, and the term “Company” shall include any surviving entity or successor to all or substantially all of its business and/or assets and the parent of any such surviving entity or successor. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Amended Agreement and shall entitle Executive to pursue appropriate remedies for such breach.  In particular, the parties agree that failure of the Company to obtain such assumption and agreement prior to the effectiveness of a Section 409A Change of Control shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive had incurred a Termination of Employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date of the Section 409A Change of Control shall be the payment event triggering the payment of benefits.

           (b)           Enforceable by Beneficiaries.  This Amended Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees (the “Beneficiaries”).  In the event of the death of Executive while any amount would still be payable hereunder if such death had not occurred, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Amended Agreement to Executive’s Beneficiaries.

           (c)           Employment.  Except in the event of a Change of Control and, thereafter, only as specifically set forth in this Amended Agreement, nothing in this Amended Agreement shall be construed to (i) limit in any way the right of the Company or a Subsidiary to terminate Executive’s employment at any time for any reason or for no reason; or (ii) be evidence of any agreement or understanding, expressed or implied, that the Company or a Subsidiary will employ Executive in any particular position, on any particular terms or at any particular rate of remuneration.

VII.           Non-Competition; Non-Solicitation; Confidential Information.

    (a)           In consideration of the benefits provided under this Amended Agreement upon Executive’s Termination of Employment, Executive agrees that for a period of two years after Executive’s Termination of Employment, Executive will not compete against the Company or any Employer within the Controlled Group in any Energizer Business.  For purposes of this Amended Agreement, “Energizer Business” shall mean any of the following business activities: all aspects of manufacturing, marketing, distributing, consulting with regard to, and/or operating a facility for the manufacturing, processing, marketing, or distribution of batteries, lighting products, rechargeable batteries, related battery and lighting products, wet-shave products, feminine care products, infant care products and skin care products.  For purposes of this Amended Agreement, to “compete” means to accept or begin employment with, advise, finance, own (partially or in whole), consult with, or accept an assignment through an employer with any third party worldwide in a position involving or relating to an Energizer Business. This subparagraph, however, does not preclude Executive from buying or selling shares of stock in any company that is publicly listed and traded in any stock exchange or over-the-counter market.

    (b)           For a period of two years following the Executive’s Termination of Employment, Executive shall not (i) induce or attempt to induce any employee of the Company or any Employer within the Controlled Group to leave the employ of the Company or such Employer or in any way interfere with the relationship between the Company or any such Employer and its employees or (ii) induce or attempt to induce any customer, supplier, distributor, broker, or other business relation of the Company or any Employer within the Controlled Group to cease doing business with the Company or such Employer, or in any way interfere with the relationship between any customer, supplier, distributor, broker or other business relation and the Company or such Employer.

    (c)           Executive shall hold in fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, the Subsidiaries and their respective businesses, which shall have been obtained during Executive’s employment with the Employer and which shall not be public knowledge (other than by acts by Executive or his/her representatives in violation of this Amended Agreement).  After Executive’s Termination of Employment with the Company or any Employer within the Controlled Group, Executive shall not, without prior written consent of the Company or the Employer, communicate or divulge any such information, knowledge or data to anyone other than the Company, the Employer or those designated by them.

In no event shall an asserted violation of this Section VII constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Amended Agreement.

VIII.           Notice.

All notices and communications including, without limitation, any Notice of Termination hereunder, shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight delivery service, addressed as follows:

If to Executive:

________________
________________
________________

If to the Company:

Energizer Holdings, Inc.
533 Maryville University Drive
St. Louis, MO  63141
           Attn:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be deemed given and effective when actually received by the addressee.

IX.           Miscellaneous.

No provision of this Amended Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company’s Chief Executive Officer or other authorized officer designated by the Board or an appropriate committee of the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Amended Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Amended Agreement.  The validity, interpretation, construction and performance of this Amended Agreement shall be governed by the laws of the State of Missouri.  All references to sections of the Code or the Exchange Act shall be deemed also to refer to any successor provisions of such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The obligations of the Company under Sections IV and V shall survive the expiration of the term of this Amended Agreement.

X.           Validity.

The invalidity or unenforceability of any provision of this Amended Agreement shall not affect the validity or enforceability of any other provision of this Amended Agreement, which shall remain in full force and effect.

XI.           Arbitration.

Any dispute that may arise directly or indirectly in connection with this Amended Agreement, Executive’s employment or Executive’s Termination of Employment, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination or other legal theory, shall be resolved by arbitration in St. Louis, Missouri under the applicable rules and procedures of the AAA.  The only legal claims between Executive and the Company or any Subsidiary that would not be included in this agreement to arbitration are claims by Executive for workers’ compensation or unemployment compensation benefits, claims for benefits under a Company or Subsidiary benefit plan if the plan does not provide for arbitration of such disputes, and claims by Executive that seek judicial relief in the form of specific performance of the right to be paid until Termination of Employment during the pendency of any applicable dispute or controversy.  If this Article XI is in effect, any claim with respect to this Amended Agreement, Executive’s employment or Executive’s Termination of Employment must be established by a preponderance of the evidence submitted to an impartial arbitrator.  A single arbitrator engaged in the practice of law shall conduct any arbitration under the applicable rules and procedures of the AAA.  The arbitrator shall have the authority to order a pre-hearing exchange of information by the parties including, without limitation, production of requested documents, and examination by deposition of parties and their authorized agents.  If this Article XI is in effect, the decision of the arbitrator:  (i) shall be final and binding, (ii) shall be rendered within ninety (90) days after the impanelment of the arbitrator, and (iii) shall be kept confidential by the parties to such arbitration.  The arbitration award may be enforced in any court of competent jurisdiction.  The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., not state law, shall govern the arbitrability of all claims.

XII.	Entire Agreement.

This Amended Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces, in its entirety, the Amended Change of Control Employment Agreement dated as of January 23, 2006.  Upon the execution of this Amended Agreement by the Executive and the Company, said prior agreement shall be considered null and void and of no further effect.

XIII.           Key Employee Six Month Deferral.

Notwithstanding anything to the contrary in this Agreement, if Executive qualifies as a “specified employee” as defined in Code Section 409A, a payment of nonqualified deferred compensation paid on account of a Termination of Employment may not be made until at least six months after such Termination of Employment.   Any such payment otherwise due in such six month period shall be suspended and become payable at the end of such six month period.

XIV.           Compliance with Code Section 409A.

No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) because of failure to satisfy the requirements of Code Section 409A and the regulations and guidance issued thereunder.

IN WITNESS WHEREOF, the Company and Executive have executed this Amended Agreement effective as of the 31st day of December, 2008.

Energizer Holdings, Inc.                                                                                     Attest:

By:___________________________________                                                By:_____________________
      Peter Conrad                                                                                                     Timothy L. Grosch
      Vice President, Human Resources                                                                   Secretary

______________________________________                                                      ______________________
Executive                                                                                                Witness